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EXHIBIT 3.4
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USURF America, Inc.

AUDIT COMMITTEE BYLAWS


I.	NUMBER AND TERM OF OFFICE

	The number of directors who shall constitute the whole Audit Committee of the Board of Directors (the "Audit Committee") shall be three, with one alternate member to be named by the Board of Directors; each member, including the alternate member, shall be a director of the Corporation.
Each Audit Committee Member shall be elected for a term of one year and until his successor is elected and qualified, except as otherwise provided herein or required by law.

II.	VACANCIES

	If the office of any Executive Committee Member becomes vacant by reason of death, resignation, disqualification, removal or other cause, a majority of the Audit Committee Members remaining in office, although less than a quorum, may elect a successor for the unexpired term and until his successor is elected an qualified.

III.	REGULAR MEETINGS

	Regular meetings of the Audit Committee shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Audit Committee and publicized among all Audit Committee Members. A notice of each regular meeting shall not be required.

IV.	SPECIAL MEETINGS

	Special meetings of the Audit Committee may be called by one or more of the Audit Committee Members then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date and time of each such special meeting shall be given each Committee Member by whom it is not waived by mailing written notice not less than three days before the meeting or by telegraphing the same not less than eighteen hours before the meeting or by communicating via telephone or telecopier with the same not less than eight (8) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all lawful business may be transacted at a special meeting.

V.	QUORUM

	At any meeting of the Audit Committee, a majority of the members shall constitute a quorum for all purposes.

VI.	PARTICIPATION IN MEETING BY CONFERENCE TELEPHONE

	Members of the Audit Committee may participate in a meeting of such committee by means of conference telephone or similar communications equipment that enables all persons participating in the meeting to hear
each other.   Such participation shall constitute presence in person at
such meeting.

VII.	CONDUCT OF BUSINESS

	At any meeting of the Audit Committee, business shall be transacted in such order and manner as the Committee may from time to time determine, and all matters shall be determined by the vote of a majority of the members present, except as otherwise provided herein or required by law. Action may be taken by the Audit Committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Audit Committee.




VIII.	POWERS

	The Audit Committee shall be empowered, except as otherwise required by law, to:

		A.	Nominate the independent auditors of the Corporation to the
shareholders of the Corporation;

		B.	Discuss the independent auditor's work with them, facilitate cooperation by corporate employees, solve any problems encountered and implement internal financial controls.